NEWS RELEASE

SOUTHWESTERN ENERGY HIGHLIGHTS STRATEGIC

INITIATIVES AND PLANS FOR 2016

Houston, Texas – February 25, 2016... Southwestern Energy Company (NYSE: SWN) today provided an update on its strategic plans for 2016 and the initiatives it is taking to position the Company for long-term value creation.

“We will capitalize on our premier quality assets, significant hydrocarbon resource and strong liquidity position to proactively address the challenges presented by the current commodity price environment. Our strategic plan will enable us to optimize the business in today’s constrained environment while positioning us to outperform when commodity prices improve,” stated Bill Way, President and Chief Executive Officer of Southwestern Energy. “Looking ahead, we are dedicated to operational excellence and remaining flexible as we continue to pursue our objective of keeping our investing levels within cash flow.

We have taken clear and decisive actions to create long-term value for our shareholders, including reducing activity to align with current commodity prices.  We have a clear focus on identifying opportunities to further strengthen our balance sheet, enhancing operating margins through both revenue and cost improvements and optimizing cash flow throughout the Company.  We will maintain our capital discipline by only investing in projects that exceed our 1.3 PVI threshold at strip prices.  We are confident that this plan will strengthen the Company, putting us on a path to return to value-adding growth for our shareholders.”

2016 Strategy

Throughout 2016, the Company will focus on further strengthening its balance sheet, enhancing margins and optimizing its portfolio of premier quality assets.  Details on these initiatives are described below.

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Build on strong liquidity to further strengthen the balance sheet.  Demonstrating its prioritization of generating solid returns instead of low-value growth, the Company announced in January 2016 the decision to temporarily halt its drilling activities, continuing its commitment to disciplined operations.  This year, the Company will pursue an operating plan that aligns its capital investment program with cash flows generated from operations. As part of that plan, the Company has deferred investment on its 3.7 million net acres of exploration opportunities.

Due to its low cost structure, significant production base and diverse transportation portfolio, the Company continues to generate positive cash flow from its operations in this price environment.  Southwestern has a strong liquidity position, with approximately $1.9 billion of available capacity on its unsecured revolving credit facility at December 31, 2015, and no significant debt maturities until 2018.

The Company plans to continue to evaluate opportunities to strengthen the balance sheet further and to create additional flexibility to return to differentiating value-adding growth when commodity prices and cash flow support an increase in activity.  Southwestern is currently in the process of identifying potential asset monetization candidates in its portfolio and will announce additional details as these decisions are made.

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Operate efficiently and enhance margins.  As a result of decreased activity, a workforce reduction was implemented that will create annual savings of $150 million to $175 million. The Company continues to thoroughly analyze its cost structure, along with its current agreements, to identify additional savings opportunities.

In February 2016, the Company and the Williams Companies (NYSE: WMB) negotiated a reduction in certain existing gathering, transportation, and processing rates for its natural gas, oil and NGL activities in West Virginia effective January 1, 2016. This is estimated to reduce the Company’s costs by over $35 million in 2016, with future savings realized with increased production levels. Concurrent with the negotiated reduction, the Company dedicated to the Williams Companies additional gathering rights for its wet gas Marcellus acreage in the center of its West Virginia acreage position, as well as additional dry gas Utica gathering rights in the northern West Virginia portion of its Southwest Appalachia asset. The Company is subject to minimum volume commitments only as it directs the Williams Companies to construct new wet gas or dry gas infrastructure in West Virginia. The Company retains undedicated dry gas Utica acreage in the southern portion of its West Virginia acreage position.

Despite the challenging NYMEX prices anticipated in 2016, Appalachian Basin revenues are expected to be positively impacted as a result of additional pipelines being placed into service.  Compared to 2015 discounts to NYMEX (inclusive of regional basis differential, pipe transportation costs and fuel charges) of $1.04 per Mcf and $0.74 per Mcf in Northeast and Southwest Appalachia, respectively, 2016 discounts to NYMEX are estimated to be $0.95 per Mcf and $0.70 per Mcf, respectively.  This expected improvement increases revenues by approximately $35 million using forecasted 2016 volumes.  Discounts to NYMEX are expected to improve even further as additional pipelines are placed in service in 2017 and beyond.

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Optimize the portfolio. With the Company’s differentiating focus on project returns, the Northeast and Southwest Appalachia areas are positioned to be the growth drivers for years to come with the Fayetteville Shale E&P and Midstream businesses providing a base of cash flows that will fund this growth activity.  The Company’s capital efficiency is expected to improve as well performance in Northeast and Southwest Appalachia has resulted in drilling and completion returns that are among the best in the industry.

The midstream infrastructure agreements with the Williams Companies, referred to above, provide the Company with a gathering rate structure that enhances the Company’s optionality to allocate capital in the future to either wet gas Marcellus development or dry gas Utica development, as desired based on project economics.

In addition to the gathering agreement changes described above, the Company and the Williams Companies also concurrently negotiated incremental gas processing capacity and access to additional NGL infrastructure that is expected to result in more favorable NGL pricing for Southwestern.

Commenting on the initiatives, Bill Way stated, “As we navigate this challenging time for our industry, the combination of our premier assets and the prudent strategic plan being implemented in 2016 provides the setting for a future that holds significant value for our shareholders.”

2016 Guidance

With the Company’s focus on balance sheet strength and capital discipline, activity levels in 2016 will be driven by the commodity price environment.  As commodity prices and cash flows fluctuate, the Company expects to adjust its capital investment accordingly.

The following table provides detailed information for 2016 based on an average natural gas price of $2.35 per Mcf and an average oil price of $35.00 per barrel.  At these levels, capital activity will primarily be targeted at managing the Company’s existing drilled but uncompleted well inventory.  As a reminder, the Company is not currently running any rigs throughout its portfolio.

	Gas/Oil Prices
	2015	2016
$MM's (except production and well count)	$2.66 / $48.80	$2.35 / $35.00
Capital:
Discretionary Capital	$1,438	$100 - $125
Capitalized Interest and Expenses	$390	$250 - $275
Total Capital (1)	$1,828	$350 - $400

Net Cash Provided by Operating Activities before changes in operating assets and liabilities (2) (3)	$1,468	$450 - $500

Adjusted net income (loss) attributable to common stock (2) (3)	$71	$(160) - $(180)

Adjusted EBITDA (2) (3)	$1,440	$450 - $500

Production (Bcfe)	976	815 – 835
Wells Drilled	380	–
Wells to Sales	410	20 – 30
Ending Drilled But Uncompleted Well Inventory	128	100 – 110

(1) Excludes the $609 million of acquisition costs and post-closing adjustments for the Appalachia transactions that closed in December 2014 and January 2015.
(2) Excludes the impact of one-time severance charges associated with the 1Q 2016 workforce reduction.
(3) This represents a Non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below.

The Company’s plan is flexible and designed to be responsive to any commodity price strengthening. A natural gas price increase of $0.25 per Mcf or an oil price increase of $5.00 per barrel would increase cash flow by approximately $185 million and $15 million, respectively. Assuming this added cash flow is invested into additional completion activities, this would result in increased production of approximately 70 Bcfe for the first twelve months.  Cash flow beyond this level could be allocated to drilling opportunities. The impacts of running one rig is shown below for each of the Company’s operating areas:

	Impact of 1 Additional Rig:
	NE Appalachia	SW Appalachia	Fayetteville

Capital	$ 185	$ 100	$ 140

Year 1 Production (Bcfe)	18	11	10
Year 2 Production (Bcfe)	52	35	12

Assuming average natural gas and oil prices of $2.35 and $35.00, respectively, Southwestern is expecting total net production of 815 to 835 Bcfe in 2016.  In Northeast Appalachia, the Company expects total net production in 2016 to be 324 to 332 Bcf.  Total net production from Southwest Appalachia is expected to be 125 to 130 Bcfe, of which approximately half is estimated to be liquids.  Total net production from the Fayetteville Shale in 2016 is expected to be 364 to 371 Bcf.  Additional details of expected results are noted below:

Estimated Production by Quarter in 2016

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year
Total Production (Bcfe)	230 - 235	210 - 215	195 - 200	180 - 185	815 - 835
Natural Gas (Bcf)	209 - 213	193 - 197	180 - 185	167 - 171	749 - 766
Oil (MBbls)	570 - 600	470 - 500	405 - 435	355 - 385	1,800 - 1,920
NGLs (MBbls)	3,000 - 3,075	2,300 - 2,375	2,050 - 2,125	1,875 - 1,950	9,225 - 9,525

Estimated E&P Pricing Deductions in 2016

Avg Gas Basis Differential and Transportation Charge	$0.73 - $0.83 per Mcf
Avg Oil Basis Differential and Transportation Charge	$13.00 - $15.00 per Bbl

Estimated E&P Operating Expenses in 2016 (per Mcfe)

Lease Operating Expenses	$0.90 - $0.95
General & Administrative Expense	$0.22 - $0.26
Taxes, Other Than Income Taxes	$0.09 - $0.11

Other Items in 2016

Midstream EBITDA ($ in millions)	$235 - $250
Net Interest Expense ($ in millions)	$53 - $58
Income Tax Rate (~100% Deferred)	38.0%

The Company currently has hedges in place for 37 Bcf of 2016 gas production at an average price of $2.60 per Mcf.  The Company continues to assess the potential for additional hedges to be added to the portfolio to de-risk the potential for further price deterioration without materially limiting the benefits of an improved price environment.

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-

GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash flow. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred. Adjusted net cash provided by operating activities before changes in operating assets and liabilities also excludes the impact of one-time cash severance payments associated with the first quarter of 2016 workforce reduction.

Additional non-GAAP financial measures referenced in this news release are adjusted net income and adjusted EBITDA. Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the 2015 and forecasted 2016 annual periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	2015 Actual	2016 Guidance
	NYMEX Price	NYMEX Price Assumption
($ millions)	$2.66 Gas / $48.80 Oil	$2.35 Gas / $35.00 Oil
Cash flow from operating activities:
Net cash provided by operating activities	$1,580	$405 - $450
Add back (deduct):
One-time cash severance payments	–	45 – 50
Change in operating assets and liabilities	(112)	–
Net cash flow	$1,468	$450 - $500

	2015 Actual	2016 Guidance
	NYMEX Price	NYMEX Price
($ millions)	$2.66 Gas / $48.80 Oil	$2.35 Gas / $35.00 Oil
Net loss attributable to common stock	$(4,662)	$(197) - $(223)
Add back (deduct):
Participating securities – mandatory convertible preferred stock	(13)	–
Impairment of natural gas and oil properties (net of taxes)	4,287	–
Gain on sale of assets (net of taxes)	(174)	–
Loss on certain derivatives (net of taxes)	96	–
Adjustments due to discrete tax items	483	–
Adjustments due to inventory valuation (net of taxes)	20	–
Transaction costs (net of taxes)	33	–
Restructuring costs (net of taxes)	1	37 – 43
Adjusted net income (loss) attributable to common stock	$71	$(160) - $(180)

	2015 Actual	2016 Guidance
	NYMEX Price	NYMEX Price Assumption
($ millions)	$2.66 Gas / $48.80 Oil	$2.35 Gas / $35.00 Oil
Net loss attributable to common stock	$(4,662)	$(197) - $(223)
Add back:
Mandatory convertible preferred stock dividend	106	108 – 108
Net loss attributable to SWN	$(4,556)	$(89) - $(115)

Add back:
Provision for income taxes	(2,005)	(54) - (70)
Impairment of natural gas and oil properties	6,950	–
Gain on sale of assets	(283)	–
Loss on derivatives excluding derivatives, settled	155	–
Interest expense	56	53 – 58
Write-down on inventory	32	–
Restructuring costs	–	60 – 70
Depreciation, depletion and amortization	1,091	520 – 530
Adjusted EBITDA	$1,440	$450 - $500

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:
Bill Way
President and Chief Executive Officer
(832) 796-4791

R. Craig Owen Senior Vice President	Michael Hancock Director, Investor Relations
and Chief Financial Officer (832) 796-2808	(832) 796-7367 michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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